[LOGO]
GFSB
BANCORP, INC
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FOR IMMEDIATE RELEASE                  FOR FURTHER INFORMATION CONTACT:
---------------------                  --------------------------------
August 13, 2003                        Jerry R. Spurlin, Chief Financial Officer
                                       (505) 726-6500

                      GFSB BANCORP, INC. ANNOUNCES EARNINGS

Gallup, New Mexico - GFSB Bancorp, Inc. (NASDAQ SmallCap: GUPB) parent holding company of Gallup Federal Savings Bank, Gallup, New Mexico, today announced earnings for year ended June 30, 2003 of $1,690,000 compared to $1,611,000 for the year ended June 30, 2002, a $79,000 or 4.9% increase.

The increase in earnings is primarily the result of an increase in net interest earnings of $552,000, a $233,000 increase in non-interest income and a $156,000 decrease in the provision for income taxes partially offset by a $232,000 increase in the provision for loan losses and a $630,000 increase in non-interest expense.

Total non-interest income increased by $233,000 or 59.7% from $390,000 for the year ended June 30, 2002 to $623,000 for the year ended June 30, 2003. This increase was primarily due to an increase in service charge income of $139,000, an increase in net gains from sales of loans of $96,000, and an increase in miscellaneous income of $8,000 partially offset by a $10,000 decrease in net gains from sales of available-for-sale securities. The increase in service charge income is primarily due to increased insufficient funds fees collected on NOW and checking accounts. The increase in miscellaneous income is primarily due to a $5,000 gain on the sale of other real estate owned.

Total non-interest expense increased $630,000 or 16.8% from $3,740,000 for the year ended June 30, 2002 to $4,370,000 for the year ended June 30, 2003. The increase in non-interest expense was primarily attributable to increases in compensation and benefits, occupancy costs, advertising, stationery, printing and office supplies, professional fees, data processing, insurance and other operating expenses, offset by a decrease in stock services. A substantial portion of the increase in non-interest expense is directly related to costs associated with operating the Bank's new branch in Farmington, New Mexico.

At June 30, 2003, the Company's capital to asset ratio was 7.7%, with assets and stockholders' equity of $230 million and $17.7 million, respectively.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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                P.O. BOX 820 - 221 WEST AZTEC - GALLUP, NM 87301

                               GFSB BANCORP, INC.
                   Selected Financial Information (Unaudited)
                  (dollars in thousands, except per share data)


             CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                               At Period End
                                                           ---------------------
                                                           06/30/03     06/30/02
                                                           ---------------------

Cash and investments                                         37,208       31,030
Mortgage-backed securities                                   38,517       27,290
FHLB stock                                                    4,333        4,219
Loans receivable, net                                       146,396      143,681
Premises and equipment                                        2,314        2,511
Prepaid and other assets                                      1,187        1,347
                                                            -------      -------
  TOTAL ASSETS                                              229,955      210,078
                                                            =======      =======

Deposits                                                    129,759      110,349
Advances from FHLB                                           76,642       76,386
Other secured borrowings                                      3,658        3,933
Repurchase agreements                                           585        1,235
Accrued expenses and other liabilities                        1,567        1,792
Stockholders' equity                                         17,744       16,383
                                                            -------      -------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                229,955      210,078
                                                            =======      =======



                  CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                                          Three Months Ended   Fiscal Year Ended
                                          --------------------------------------
                                          06/30/03  06/30/02  06/30/03  06/30/02
                                          --------------------------------------

Interest earnings                            3,318     3,296    12,743    13,504
Interest expense                             1,520     1,644     6,162     7,475
                                          --------------------------------------

    NET INTEREST EARNINGS                    1,798     1,652     6,581     6,029
Provision for loan losses                      237       100       452       220
                                          --------------------------------------

    NET INTEREST EARNINGS AFTER
      PROVISION FOR LOAN LOSSES              1,561     1,552     6,129     5,809
Non-interest income                            160       108       623       390
Non-interest expense                         1,186     1,130     4,370     3,740
                                          --------------------------------------

    EARNINGS BEFORE INCOME TAXES               535       530     2,382     2,459
Provision for income taxes                      62       216       692       848

    NET EARNINGS                               473       314     1,690     1,611

Weighted average number of                   1,118     1,110     1,115     1,105
  shares outstanding- basic

Earnings per common share-basic               0.42      0.28      1.52      1.46

Weighted average number of                   1,166     1,153     1,160     1,144
  shares outstanding- diluted

Earnings per common share-diluted             0.41      0.27      1.46      1.41